SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

INNOVIVA, INC.

(Name of Registrant as Specified In Its Charter)

Sarissa Capital Domestic Fund LP

Sarissa Capital Offshore Master Fund LP

Sarissa Capital Fund GP LLC

Sarissa Capital Fund GP LP

Sarissa Capital Offshore Fund GP LLC

Sarissa Capital Management GP LLC

Sarissa Capital Management LP

Dr. Alexander J. Denner

Mr. Mark DiPaolo

Mr. George W. Bickerstaff, III

Mr. Jules Haimovitz

Dr. Odysseas Kostas

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

On April 17, 2017, Sarissa Capital Management LP, together with the other Participants (as defined below), issued the following press release in connection with its solicitation of proxies for the 2017 annual meeting of shareholders of Innoviva, Inc. The Participants also posted the press release to www.dfking.com/INVA:

FOR IMMEDIATE RELEASE

SARISSA URGES SHAREHOLDERS TO SEE THROUGH INNOVIVA’S LAST MINUTE FLIP-FLOP ON COST CUTS; NOTES CONSPICUOUS ABSENCE OF PROMISES TO FIX BAD CORPORATE GOVERNANCE

GSK SHOULD SEEK SARISSA’S OPINION ON INNOVIVA;

GSK SHOULD NOT DECIDE HOW TO VOTE BEFORE HEARING SARISSA’S SIDE

Greenwich, CT, April 17, 2017 – Sarissa Capital Management LP made the following statement regarding its nomination of a minority slate to the Board of Directors of Innoviva, Inc. (NASDAQ: INVA) at its 2017 annual meeting to be held on April 20, 2017 at 8:30 a.m. EDT:

Innoviva now admits that Sarissa was right all along – not only will Innoviva “review” cost cutting but this review will “result in meaningful savings in our core operating costs that will benefit our financial performance.” A truly amazing epiphany after months of Innoviva insisting that they are “a very lean company” and cannot cut costs. The blatant hypocrisy of this shameful flip-flop illustrates a management and board that will say anything to maintain their cushy positions. With all three governance firms (ISS, Glass Lewis and Egan-Jones) supporting Sarissa’s campaign for change, Innoviva needed GSK’s public support and, therefore, told GSK whatever it wanted to hear. But we do not buy it; nor should you. Innoviva will not suddenly become a company run for the benefit of shareholders instead of management. Notably, Innoviva’s own “independent” directors who have continuously failed their oversight duties will be in charge of overseeing this cost cutting “review.” In addition, Innoviva has still not provided any plans to overhaul their terrible corporate governance practices. Bottom line – Innoviva will never change without constant shareholder oversight and shareholder representation on the board.

It is disturbing that GSK did not even have a formal discussion with Sarissa about our concerns with Innoviva. We have had conversations (or have conversations scheduled) with every other major shareholder – a common good governance practice for thoughtful shareholders. During a brief call last week with GSK, David Redfern, the person who claimed he was in charge of this decision, indicated he was reviewing both sides of the proxy contest and would speak with us further regarding our position. We have subsequently tried repeatedly to contact David Redfern, but he has refused to engage with us. GSK should seek our opinion on Innoviva and not decide how to vote before hearing our side. GSK cannot be objectively satisfied with Innoviva’s vague and empty last minute promises that also do not even address any of the terrible corporate governance issues at Innoviva. Does GSK not care about good corporate governance, an issue which will otherwise persist at Innoviva for years to come?

We have had very positive conversations with many of Innoviva’s largest shareholders. Each of ISS, Glass Lewis and Egan-Jones recommend Sarissa nominees. The support for our position has been overwhelming. We believe we can overcome GSK’s questionable support of Innoviva and bring about much needed change at the company.

WE URGE ALL SHAREHOLERS TO VOTE NOW ON THE GOLD CARD FOR THE SARISSA NOMINEES.

If you have any questions regarding your GOLD proxy card or need assistance in voting, please contact our proxy solicitor:

D.F. KING & CO., INC.

STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746

BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550

WWW.DFKING.COM/INVA.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ON MARCH 22, 2017, SARISSA CAPITAL MANAGEMENT LP (“SARISSA”), TOGETHER WITH THE OTHER PARTICIPANTS IN SARISSA’S PROXY SOLICITATION (THE “PARTICIPANTS”), FILED A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING GOLD PROXY CARD WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) TO BE USED TO SOLICIT PROXIES IN CONNECTION WITH THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF INNOVIVA, INC. (THE “COMPANY”). STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF THE COMPANY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF THE COMPANY AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS ALSO AVAILABLE BY CONTACTING SARISSA’S PROXY SOLICITOR, D.F. KING & CO., INC., BY TELEPHONE AT THE FOLLOWING NUMBERS: STOCKHOLDERS CALL TOLL-FREE: (800) 549-6746 AND BANKS AND BROKERAGE FIRMS CALL: (212) 269-5550, OR THROUGH THE INTERNET AT WWW.DFKING.COM/INVA.

Consent of the author and publication to use the quotations contained in the material filed herewith as proxy soliciting material was neither sought nor obtained.

Contacts:

Sarissa Capital Management LP Melinda Zech 203-302-2330	D.F. King & Co., Inc. Edward McCarthy or Peter Aymar 212-269-5550